EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 9/28/26, the date of the event which required filing of this Schedule 13D.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
8/4/2026	Buy	3,400	6.75
9/8/2026	Sell	1,000	6.76
9/9/2026	Sell	11,922	6.68
9/10/2026	Sell	1,126	6.69
9/11/2026	Sell	1,020	6.62
9/14/2026	Sell	1,700	6.53
9/21/2026	Buy	9,609	6.21
9/22/2026	Buy	20,024	6.20
9/23/2026	Buy	30,184	6.13
9/24/2026	Buy	28,947	6.05
9/28/2026	Buy	32,575	5.96